Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf (314) 275-3680 jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL RECEIVES HOBET 45 PERMIT
     ST. LOUIS, January 6 – Patriot Coal Corporation (NYSE: PCX) announced that the U.S. Army Corps of Engineers has finalized its evaluation process and today issued the Hobet 45 permit under Section 404 of the Clean Water Act. The Hobet surface mine is part of the Company’s Corridor G mining complex in southern West Virginia. At full production capability, the complex produces nearly four million tons of thermal coal annually.
     “We are pleased that we can now begin work in the permitted area. Production at the Hobet mine is very important to Patriot, our employees and the surrounding community,” said Patriot Chief Executive Officer Richard M. Whiting. “We appreciate the work done by the EPA and the Corps to achieve this result. We would also like to acknowledge the efforts of Congressman Nick J. Rahall, Governor Joe Manchin, the West Virginia Congressional delegation and our locally elected representatives in support of a constructive dialogue with the EPA and the Corps that led to the issuance of this permit.”
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
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